Exhibit 99.1

Minatura Gold (MGOL)- Announces Execution of Definitive Agreement for Gold Mining Acquisition (99,000 + Acres)

Medellin, Colombia, SA -- Minatura Gold, (OTCBB:MGOL) announced today that it has executed a definitive agreement with Gold Resource Partners, LLC (“Gold Resource”), a Nevada limited liability company, to Merge into Minatura Gold as a wholly owned subsidiary.

The Merger with Gold Resource will provide Minatura Gold with the ownership of 60% of Gold Ventures 2008, LLC, and eventually with 100% of Minatura Nevada Corp., 100% of Camicol SA, along with various other mining properties located in Colombia, including the San Pablo Gold Mine, an ongoing mining operation that is in production, located in the mining district of Segovia-Remedios. Minatura Gold is also currently negotiating final terms on the acquisition of the remaining 40% interest in Gold Venture 2008, LLC. In April, Minatura Gold announced the signing of three Letters of Intent pertaining to the above entities. These entities are being contracted for purchase through the Merger with Gold Resource, and a contract being negotiated with a related entity.

Upon completion of the Merger with Gold Resource and the acquisition of the remaining 40% interest in Gold Venture 2008, LLC, Minatura Gold will own and operate mining concessions in Colombia, in addition to owning a dredging equipment manufacturer capable of producing mining equipment utilized in mining operations. The mining concessions located in the mining districts of Antioquia and Caldas Colombia, currently include in excess of 99,000 acres of mining property. Dredging equipment built and supplied by Minatura Nevada Corp., a subsidiary of Gold Resource is currently on location at the Coco Hondo site in Colombia and received permits in February of 2009 to commence mining operations, which are anticipated to start production in Q3.

Paul Dias, spokesman for, and a founder of Gold Resource, indicated that, “meetings in Medellin, Colombia and the due diligence procedures for all concerned were moving forward as anticipated.” Under the terms of the definitive agreement, it is anticipated that Mr. Dias will become a director and the new CEO of Minatura Gold.

Bill McVey, a founding member of Gold Resource stated, “I am excited to see these gold mining entities and opportunities brought under one public company, it should provide consistency in project planning, focus of purpose, transparency to stockholders, and integrated management.” It is anticipated that concurrent with the completion of the Merger with Gold Resources, that Bill McVey will join the board of directors of MGOL.

Minatura Gold cautions investors in acquiring stock in the company as the result of the above transactions, as the definitive agreement contains material conditions yet to be completed, such as the completion of audited financial statements of the entities involved.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the Merger with Gold Resource and, plans to own and operate mining concessions and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, our ability to complete the acquisitions, the continued ownership and operation of mining concessions, production of gold at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as gold, continued maintenance of the operating business, price of gold, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For Further information go to www.minaturagold.com

Contact:
     Minatura Gold
     Paul Dias, (310) 755-5830